EXHIBIT 5.1

[HOGAN & HARTSON L.L.P. LETTERHEAD]

August 23, 2001

Board of Directors
The Mills Corporation
1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

Ladies and Gentlemen:

    We are acting as counsel to The Mills Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed resale by certain beneficial holders of up to an aggregate of 3,262,031 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), that the Company may issue in unregistered transactions upon one or more of the following:

  1.
  conversion of some or all of the 750,000 outstanding shares of the Company's series A cumulative convertible preferred stock, par value $.01 per share ("Series A Preferred Stock"), that were issued pursuant to the Purchase Agreement (as defined below), as amended by Amendment No. 1 to Purchase Agreement (as defined below) (Shares of Common Stock issued upon such conversion are referred to herein as "Conversion Shares"); and

  2.
  exercise of the Warrant (as defined below) (Shares of Common Stock issued upon such exercise are referred to herein as "Warrant Shares").

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

    For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

  1.
  An executed copy of the Registration Statement.

  2.
  The Amended and Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), as certified by the Secretary of the State of the State of Delaware on April 16, 2001 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect, except as the same has been amended by the Certificate of Designations (as defined below).

  3.
  The Certificate of Designations, Preferences and Rights Relating to the Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, dated as of April 27, 2001 (the "Certificate of Designations"), as certified by the Secretary of State of the State of Delaware on April 27, 2001 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  4.
  The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  5.
  The Securities Purchase Agreement dated as of April 27, 2001 (the "Purchase Agreement") by and between the Company and iStar Preferred Holdings LLC, a Delaware limited liability company ("iStar").

  6.
  Amendment No. 1 dated as of May 11, 2001 to the Securities Purchase Agreement dated as of April 27, 2001 ("Amendment No. 1 to Purchase Agreement") by and among the Company, The Mills Limited Partnership, a Delaware limited partnership ("Mills LP") and iStar.

  7.
  The Amended and Restated Contingent Securities Purchase Warrant issued as of May 11, 2001 (the "Warrant") by the Company and Mills LP in favor of iStar.

  8.
  The Certificate of Limited Partnership of Mills LP, as certified by the Secretary of State of the State of Delaware on April 16, 2001 and by the Secretary of the Company, in its capacity as the general partner of Mills LP, on the date hereof as being complete, accurate and in effect.

  9.
  The Limited Partnership Agreement of Mills LP dated as of April 21, 1994 as amended by the First Amendment to the Limited Partnership Agreement dated as of April 27, 2001, and by the Second Amendment to the Limited Partnership Agreement (the "Second Partnership Agreement Amendment") dated as of May 11, 2001 (as so amended, the "LP Agreement"), as certified by the Secretary of the Company, in its capacity as the general partner of Mills LP on the date hereof as being complete, accurate and in effect.

  10.
  The Ownership Limit Waiver Agreement dated as of April 27, 2001 (the "Ownership Limit Waiver Agreement").

  11.
  The Amended and Restated Ownership Limit Waiver Agreement dated as of May 11, 2001 (the "Restated Ownership Limit Waiver Agreement"), by and between the Company and iStar, and the executed copy of the certificate attached to the Restated Ownership Limit Waiver Agreement.

  12.
  Resolutions of the Board of Directors of the Company adopted at a meeting held on February 20, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of the private placement of Series A Preferred Stock, the issuance and sale of the Series A Preferred Stock pursuant to the terms of the Purchase Agreement, and other arrangements in connection with the private placement.

  13.
  Resolutions of the Executive Committee of the Board of Directors of the Company adopted by unanimous written consent on April 25, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, (1) authorization of the Purchase Agreement, the Warrant and the Ownership Limit Waiver Agreement, (2) the Certificate of Designations, (3) the waiver of the ownership limit set forth in the Certificate of Incorporation and (4) arrangements in connection therewith.

  14.
  Resolutions of the Executive Committee of the Board of Directors of the Company adopted by unanimous consent on May 10, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, (1) waiver of the ownership limit in the Certificate of Incorporation pursuant to the terms of the Restated Ownership Limit Waiver Agreement and (2) in the Company's capacity as the sole general partner of Mills LP, approval of the Second Partnership Agreement Amendment.

  15.
  A certificate of certain officers of the Company, dated as of the date hereof, as to certain facts relating to the Company and to Mills LP.

    In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company's Certificate of Incorporation;

    As to matters of fact relevant to this opinion letter, we have relied on the representations and statements of fact made in the Documents. We have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

    This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended (the "DGCL"). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "DGCL" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

    Based upon, subject to and limited by the foregoing, we are of the opinion that following effectiveness of the Registration Statement:

    (a) Following the issuance and delivery of Conversion Shares upon conversion of the Series A Preferred Stock in accordance with the terms of the Certificate of Designations, the Conversion Shares will be validly issued, fully paid and nonassessable.

    (b) Following the issuance and delivery of Warrant Shares upon exercise of the Warrant in accordance with its terms, the Warrant Shares will be validly issued, fully paid and nonassessable.

    This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ Hogan & Hartson L.L.P.

                      HOGAN & HARTSON L.L.P.